International Speedway Initiates 2005 Financial Guidance
- Subsidiary Closes on Land Purchase in New York City -

DAYTONA BEACH, Fla., Dec 15, 2004 /PRNewswire-FirstCall via COMTEX/ -- International Speedway Corporation (Nasdaq: ISCA) (OTC Bulletin Board: ISCB) ("ISC") today initiated financial guidance for the fiscal year ending November 30, 2005. In addition, the Company announced that it has closed on the purchase of approximately 450 acres of waterfront property in the New York City borough of Staten Island, through its majority-owned subsidiary, 380 Development, LLC ("380 Development").

2005 Financial Guidance

Overview:

For the twelve months ending November 30, 2005, the Company anticipates total revenues to range between $705 and $725 million, and earnings to range between $2.77 and $2.85 per diluted share.

    Revenues and Earnings per Share:

                   Quarter      Quarter      Quarter     Quarter        Year
                    Ending       Ending       Ending      Ending       Ending
                   02/28/05     05/31/05     08/31/05    11/30/05     11/30/05
    Total
    Revenues
    (in millions) $170-$175    $150-$155    $160-$165   $225-$230    $705-$725

    Diluted
    Earnings
    per Share   $0.69-$0.71  $0.45-$0.47  $0.64-$0.66 $0.99-$1.01  $2.77-$2.85

Operating Income Margin:

The Company currently anticipates its Operating Income margin will be between 35% and 36% of total revenues for the full year, with the four quarters ranging from a low of approximately 28% to a high of approximately 40% of total revenues.

    Major Event Schedule Comparison:

                         First      Second     Third     Fourth    Full Fiscal
                       Quarter(a)   Quarter   Quarter    Quarter      Year
    Series Name        2004 2005   2004 2005 2004 2005  2004 2005   2004 2005

    NASCAR NEXTEL Cup    3    4      4    5    5    5     8    7     20   21
    NASCAR Busch         1    2      5    4    3    4     6    5     15   15
    NASCAR Craftsman
     Truck               1    2      0    1    2    2     6    4      9    9
    IRL IndyCar          1    0      1    2    4    3     2    3      8    8
    Crown Royal IROC     1    1      0    0    0    0     1    1      2    2
    ARCA RE/MAX          1    1      0    0    2    3     2    2      5    6
    Grand Am Rolex
     Sports Car          2    1      1    2    3    3     2    2      8    8
    AMA Superbike        0    0      3    2    0    0     0    0      3    2
                        10   11     14   16   19   20    27   24     70   71

(a) North Carolina operations are reflected as discontinued in 2004. As a result, its events are not included in this comparison.

Land Purchases in New York City

As part of its ongoing effort to develop a motorsports facility in the nation's number one media market, a majority-owned subsidiary of ISC has closed on the purchase of approximately 450 acres of waterfront property in Staten Island. The land was acquired from a wholly owned subsidiary of GATX Corporation for approximately $100 million. In addition, 380 Development previously closed on the purchase of an adjacent one-acre parcel of land from a private party.

380 Development is currently under contract to purchase an adjacent 236- acre parcel owned by Duke Energy and expects to close on the acquisition by the end of January 2005. The estimated purchase price of $10 million is subject to potential reductions based on costs of required environmental remediation, if any. Closing is contingent upon 380 Development's determination of a successful outcome of property due diligence. The aggregate 660-acre parcel represents the largest block of undeveloped land in the five boroughs of New York City.

"We are excited to take this important step in our endeavor to construct a major motorsports facility in the New York metropolitan area," stated Lesa France Kennedy, President of ISC. "New York City is a key market for corporate marketing partners, and we have been actively searching for potential sites to bring the excitement of NASCAR racing to the Big Apple for several years. Moreover, the development is expected to bring hundreds of millions of dollars in potential annual economic impact for Staten Island and the surrounding areas."

The properties are part of a proposed motorsports and retail development project the Company is pursuing with Related Retail Corporation (minority member of 380 Development), a retail specialist whose developments include the Time Warner Center in Manhattan and the Gateway Retail Center in Brooklyn. The proposed project is expected to consist of a three-quarter-mile, high- banked motorsports facility with approximately 80,000 grandstand seats and 64 luxury suites, complemented by a 50-acre retail center featuring nationally known stores offering year-round shopping opportunities. ISC currently expects the speedway portion of the development will cost between $550 and $600 million, including the aforementioned land purchases, and could open in late 2009 or 2010.

Ms. France Kennedy concluded, "While we believe a facility in New York provides significant long-term strategic value for ISC, these property acquisitions are only small steps in a long and complex process. In addition to working closely with the appropriate governmental agencies responsible for approval and permitting, we are conducting a detailed feasibility study to further analyze construction costs, determine the level of public incentives, and review environmental impacts including traffic, noise, air quality and remediation required, if any. Whether we ultimately construct a track or pursue alternative options for the development of this prime New York real estate will largely depend on the results of this study."

Conference Call Scheduled

The management of ISC will host a conference call with investors on Thursday, December 16 at 9:00 a.m. Eastern time. To participate, dial (973) 582-2710 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call. A live webcast will also be available at that time on the Company's Web site, http://www.iscmotorsports.com , under the "Investor Relations" section. This section has been expanded to include a full range of company, financial, corporate governance and other data that is useful to the financial community. A replay will be available one hour after the end of the call through midnight Thursday, December 30, 2004. To access, dial (973) 341-3080 and enter the code 5435179, or visit the "Investor Relations" section of the Company's Web site.

International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 events annually. The Company owns and/or operates 11 of the nation's major motorsports facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; Martinsville Speedway in Virginia; Darlington Raceway in South Carolina; and Watkins Glen International in New York. Other track ownership includes Nazareth Speedway in Pennsylvania and an indirect 37.5% interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois.

The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name "Americrown." For more information, visit the Company's Web site at http://www.iscmotorsports.com .

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

SOURCE International Speedway Corporation

Wes Harris, Senior Director, Investor Relations of
International Speedway Corporation, +1-386-947-6465

http://www.iscmotorsports.com